Exhibit 99.1

AMAZON.COM ANNOUNCES THIRD QUARTER SALES UP 41% YEAR OVER YEAR; RAISES FINANCIAL GUIDANCE; EXPECTS RECORD HOLIDAY SEASON

SEATTLE—(BUSINESS WIRE)—October 23, 2007—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its third quarter ended September 30, 2007.

Operating cash flow was $1.0 billion for the trailing twelve months, compared with $587 million for the trailing twelve months ended September 30, 2006. Free cash flow was $800 million for the trailing twelve months, an increase of 118% compared with $366 million for the trailing twelve months ended September 30, 2006.

Common shares outstanding plus shares underlying stock-based awards outstanding totaled 435 million on September 30, 2007, unchanged from a year ago.

Net sales increased 41% to $3.26 billion in the third quarter, compared with $2.31 billion in third quarter 2006. Excluding the $75 million favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales grew 38% compared with third quarter 2006.

Operating income increased 207% to $123 million in the third quarter, compared with $40 million in third quarter 2006.

Net income increased 313% to $80 million in the third quarter, or $0.19 per diluted share, compared with net income of $19 million, or $0.05 per diluted share in third quarter 2006.

“Customers continue to respond to our low prices, our free shipping, and the benefits of Amazon Prime. With our ever-increasing selection, customers are now getting this unusual level of service across many different product categories and with depth of selection in each category,” said Jeff Bezos, founder and CEO of Amazon.com. “In our view, putting customers first is the only reliable way to create lasting value for shareowners.”

Highlights

•	North America segment sales, representing the Company’s U.S. and Canadian sites, were $1.79 billion, up 42% from third quarter 2006.

•

International segment sales, representing the Company’s U.K., German, Japanese, French and Chinese sites, were $1.47 billion, up 40% from third quarter 2006. Excluding the favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, International net sales growth was 33%.

•	Worldwide Media grew 36% to $2.09 billion in third quarter 2007, compared to $1.54 billion in third quarter 2006.

•	Worldwide Electronics & Other General Merchandise grew 54% to $1.08 billion in third quarter 2007 and increased to 33% of worldwide net sales compared with 30% in third quarter 2006.

•	The Company sold 2.5 million copies of Harry Potter and the Deathly Hallows worldwide, making it Amazon’s largest new product release.

•

The Company launched a public beta of Amazon MP3, a digital music store with Earth’s biggest selection of a la carte DRM-free MP3 music downloads. Amazon MP3 has over two million songs from more than 180,000 artists represented by over 20,000 major and independent labels.

•	Amazon Europe launched a Shoes store and a Baby store on the amazon.co.uk and amazon.de websites, offering customers tens of thousands of items from hundreds of leading brands.

•	Amazon Europe launched a Home & Kitchen store on the amazon.fr website, offering customers thousands of items from well-known electrical appliance and kitchenware brands.

•	Amazon.co.jp opened an Apparel & Shoes store offering more than 30,000 items from more than 100 well-known brands.

•

Fulfillment by Amazon launched in beta on the amazon.co.uk, amazon.de and amazon.co.jp websites, giving small and medium-sized businesses access to Amazon’s fulfillment, customer service, and underlying website technology.

•

Over 290,000 developers have registered to use Amazon Web Services (AWS), up 25,000 from the prior quarter. AWS also launched a limited beta version of the Amazon Flexible Payments Service (FPS). Amazon FPS is the first payments service designed from the ground up specifically for developers, and provides unprecedented flexibility in the movement of money through a set of web services APIs.

•

AWS recently introduced several new compute instance types for the Amazon Elastic Compute Cloud, which provide up to eight times more memory, CPU, and storage, enabling developers to support an even broader set of applications.

•

Amazon Simple Storage Service (S3) continues to be rapidly adopted by developers, and objects in storage have doubled to more than ten billion during the last six months. In addition, we have instituted a Service Level Agreement for Amazon S3 that guarantees operational performance levels.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of October 23, 2007. Results may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the Internet and online commerce, and the various factors detailed below.

Fourth Quarter 2007 Guidance

•	Net sales are expected to be between $5.1 billion and $5.45 billion, or to grow between 28% and 37% compared with fourth quarter 2006.

•

Operating income is expected to be between $221 million and $291 million, or grow between 12% and 48% compared with fourth quarter 2006. This guidance includes $54 million primarily for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional intangible assets are recorded and that there are no further revisions to stock-based compensation estimates.

Full Year 2007 Expectations

•	Net sales are expected to be between $14.263 billion and $14.613 billion, or to grow between 33% and 36% compared with 2006.

•

Operating income is expected to be between $605 million and $675 million, or grow between 56% and 74% compared with 2006. This guidance includes $191 million primarily for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional intangible assets are recorded and that there are no further revisions to stock-based compensation estimates.

A conference call will be webcast live today at 2 p.m. PT/5 p.m. ET, and will be available for at least three months at www.amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims, fulfillment center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains and develops commercial agreements, acquisitions and strategic transactions, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services and technologies, system interruptions, significant indebtedness, government regulation and taxation, payments and fraud. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006, and all subsequent filings.

About Amazon.com

Amazon.com, Inc., (Nasdaq: AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com, Inc. seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as health and personal care, jewelry and watches, gourmet food, sports and outdoors, apparel and accessories, books, music, DVDs, electronics and office, toys and baby, and home and garden.

Amazon and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and the Joyo Amazon websites at www.joyo.cn and www.amazon.cn.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc., and its subsidiaries, unless the context indicates otherwise.

AMAZON.COM, INC.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006	2007	2006
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$1,004	$683	$1,022	$1,013	$693	$600

OPERATING ACTIVITIES:
Net income	80	19	269	93	367	292
Adjustments to reconcile net income to net cash from operating activities:
Depreciation of fixed assets, including internal-use software and website development, and other amortization	61	63	183	146	242	182
Stock-based compensation	51	30	130	71	161	87
Other operating expense, net	3	2	6	9	8	13
Losses (gains) on sales of marketable securities, net	—	(3)	1	(2)	1	(4)
Remeasurements and other	3	—	12	(7)	12	(10)
Deferred income taxes	(2)	7	(1)	15	6	(31)
Excess tax benefit on stock awards	(34)	(9)	(93)	(38)	(157)	(43)
Changes in operating assets and liabilities:
Inventories	(223)	(218)	(72)	(155)	(199)	(269)
Accounts receivable, net and other	(73)	(53)	(17)	13	(134)	(77)
Accounts payable	304	252	(216)	(187)	372	312
Accrued expenses and other	58	36	29	(6)	276	130
Additions to unearned revenue	56	39	165	131	240	192
Amortization of previously unearned revenue	(47)	(35)	(139)	(125)	(194)	(187)

Net cash provided by (used in) operating activities	237	130	257	(42)	1,001	587

INVESTING ACTIVITIES:
Purchases of fixed assets, including internal-use software and website development	(69)	(62)	(151)	(166)	(201)	(221)
Acquisitions, net of cash acquired, and other	(24)	(2)	(47)	(30)	(48)	(30)
Sales and maturities of marketable securities and other investments	210	438	1,156	975	2,025	1,159
Purchases of marketable securities and other investments	(83)	(227)	(777)	(589)	(2,118)	(947)

Net cash provided by (used in) investing activities	34	147	181	190	(342)	(39)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options	35	4	79	17	97	36
Excess tax benefit on stock awards	34	9	93	38	157	43
Common stock repurchased	—	(252)	(248)	(252)	(248)	(252)
Proceeds from long-term debt and other	33	13	21	81	31	81
Repayments of long-term debt and capital lease obligations	(29)	(42)	(63)	(376)	(63)	(376)

Net cash provided by (used in) financing activities	73	(268)	(118)	(492)	(26)	(468)

Foreign-currency effect on cash and cash equivalents	18	1	24	24	40	13

Net increase (decrease) in cash and cash equivalents	362	10	344	(320)	673	93

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,366	$693	$1,366	$693	$1,366	$693

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$22	$22	$67	$85	$67	$85
Cash paid for income taxes	4	5	14	13	15	15
Fixed assets acquired under capital leases and other financing arrangements	22	41	43	62	50	68

AMAZON.COM, INC.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$3,262	$2,307	$9,163	$6,725
Cost of sales	2,500	1,758	6,980	5,119

Gross profit	762	549	2,183	1,606

Operating expenses (1):
Fulfillment	296	217	815	599
Marketing	74	64	211	171
Technology and content	209	172	596	485
General and administrative	57	54	171	150
Other operating expense, net	3	2	6	9

Total operating expenses	639	509	1,799	1,414

Income from operations	123	40	384	192
Interest income	23	14	62	41
Interest expense	(19)	(21)	(57)	(58)
Other income (expense), net	(1)	4	(2)	4
Remeasurements and other	(2)	1	(8)	10

Total non-operating income (expense)	1	(2)	(5)	(3)

Income before income taxes	124	38	379	189
Provision for income taxes	44	19	110	96

Net income	$80	$19	$269	$93

Basic earnings per share	$0.19	$0.05	$0.65	$0.22

Diluted earnings per share	$0.19	$0.05	$0.64	$0.22

Weighted average shares used in computation of earnings per share:
Basic	414	417	412	417

Diluted	425	424	423	425

(1) Includes stock-based compensation as follows:
Fulfillment	$11	$8	$27	$18
Marketing	2	1	6	3
Technology and content	28	16	72	38
General and administrative	10	5	25	12

AMAZON.COM, INC.

Segment Information

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
North America
Net sales	$1,788	$1,257	$5,012	$3,661
Cost of sales	1,328	914	3,679	2,668

Gross profit	460	343	1,333	993
Direct segment operating expenses (1)	381	321	1,087	885

Segment operating income	$79	$22	$246	$108

International
Net sales	$1,474	$1,050	$4,151	$3,064
Cost of sales	1,172	844	3,301	2,451

Gross profit	302	206	850	613
Direct segment operating expenses (1)	204	156	576	449

Segment operating income	$98	$50	$274	$164

Consolidated
Net sales	$3,262	$2,307	$9,163	$6,725
Cost of sales	2,500	1,758	6,980	5,119

Gross profit	762	549	2,183	1,606
Direct segment operating expenses	585	477	1,663	1,334

Segment operating income	177	72	520	272
Stock-based compensation	(51)	(30)	(130)	(71)
Other operating expense, net	(3)	(2)	(6)	(9)

Income from operations	123	40	384	192
Total non-operating income (expense)	1	(2)	(5)	(3)
Provision for income taxes	(44)	(19)	(110)	(96)

Net income	$80	$19	$269	$93

Segment Highlights:
Y/Y net sales growth:
North America	42%	21%	37%	21%
International	40	29	35	23
Consolidated	41	24	36	22
Y/Y gross profit growth:
North America	34%	17%	34%	17%
International	47	21	39	17
Consolidated	39	18	36	17
Y/Y segment operating income growth:
North America	263%	(67)%	128%	(47)%
International	94	(8)	67	(8)
Consolidated	145	(40)	91	(29)
Net sales mix:
North America	55%	54%	55%	54%
International	45	46	45	46

(1)	A significant majority of our costs for “Technology and content” are incurred in the United States and most of these costs are allocated to our North America segment.

AMAZON.COM, INC.

Supplemental Net Sales Information

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
North America
Media	$1,081	$785	$2,995	$2,330
Electronics and other general merchandise	631	409	1,801	1,148
Other	76	63	216	183

Total North America	1,788	1,257	5,012	3,661

International
Media	1,010	757	2,919	2,237
Electronics and other general merchandise	448	290	1,195	815
Other	16	3	37	12

Total International	1,474	1,050	4,151	3,064

Consolidated
Media	2,091	1,542	5,914	4,567
Electronics and other general merchandise	1,079	699	2,996	1,963
Other	92	66	253	195

Total Consolidated	$3,262	$2,307	$9,163	$6,725

Y/Y Net Sales Growth:
North America:
Media	38%	15%	28%	16%
Electronics and other general merchandise	54	35	57	33
Other	22	17	18	22
Total North America	42	21	37	21

International:
Media	33%	20%	30%	17%
Electronics and other general merchandise	54	55	47	44
Other	410	144	216	286
Total International	40	29	35	23

Consolidated:
Media	36%	17%	29%	16%
Electronics and other general merchandise	54	43	53	38
Other	41	20	30	27
Total Consolidated	41	24	36	22

Y/Y Net Sales Growth Excluding Effect of Exchange Rates:
International:
Media	27%	19%	25%	21%
Electronics and other general merchandise	45	51	38	48
Other	379	135	194	296
Total International	33	26	29	27

Consolidated:
Media	32%	17%	27%	18%
Electronics and other general merchandise	51	41	49	39
Other	39	20	29	27
Total Consolidated	38	23	33	24

Consolidated Net Sales Mix:
Media	64%	67%	64%	68%
Electronics and other general merchandise	33	30	33	29
Other	3	3	3	3

AMAZON.COM, INC.

Consolidated Balance Sheets

(in millions, except per share data)

	September 30, 2007	December 31, 2006	September 30, 2006
	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,366	$1,022	$693
Marketable securities	543	997	526
Inventories	970	877	736
Accounts receivable, net and other	474	399	281
Deferred tax assets	71	78	79

Total current assets	3,424	3,373	2,315
Fixed assets, net	491	457	449
Deferred tax assets	231	199	180
Goodwill	218	195	194
Other assets	254	139	130

Total assets	$4,618	$4,363	$3,268

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,674	$1,816	$1,196
Accrued expenses and other	645	716	521

Total current liabilities	2,319	2,532	1,717
Long-term debt	1,273	1,247	1,234
Other long-term liabilities	265	153	121

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued shares — 429, 422 and 419
Outstanding shares — 415, 414 and 411	4	4	4
Treasury stock, at cost	(500)	(252)	(252)
Additional paid-in capital	2,827	2,517	2,377
Accumulated other comprehensive income (loss)	11	(1)	1
Accumulated deficit	(1,581)	(1,837)	(1,934)

Total stockholders’ equity	761	431	196

Total liabilities and stockholders’ equity	$4,618	$4,363	$3,268

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except per share data)

(unaudited)

	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Y/Y % Change
Cash Flows and Shares

Operating cash flow — trailing twelve months (TTM)	$587	$702	$726	$895	$1,001	70%

Purchases of fixed assets (incl. internal-use software & website development) — TTM	$221	$216	$205	$195	$201	(9)%

Free cash flow (operating cash flow less purchases of fixed assets) — TTM	$366	$486	$521	$700	$800	118%

Common shares and stock-based awards outstanding	435	436	430	435	435	(0)%
Common shares outstanding	411	414	409	413	415	1%
Stock-based awards outstanding	24	22	21	22	20	(15)%
Stock-based awards outstanding — % of common shares outstanding	5.8%	5.3%	5.1%	5.3%	4.9%	N/A

Results of Operations

Worldwide (WW) net sales	$2,307	$3,986	$3,015	$2,886	$3,262	41%
WW net sales — Y/Y growth, excluding F/X	23%	30%	29%	33%	38%	N/A
WW net sales — TTM	$9,701	$10,711	$11,447	$12,193	$13,149	36%
WW net sales — TTM Y/Y growth, excluding F/X	23%	26%	27%	29%	32%	N/A

Gross profit	$549	$850	$719	$701	$762	39%
Gross margin — % of WW net sales	23.8%	21.3%	23.8%	24.3%	23.4%	N/A
Gross profit — TTM	$2,273	$2,456	$2,628	$2,820	$3,032	33%
Gross margin — TTM % of WW net sales	23.4%	22.9%	23.0%	23.1%	23.1%	N/A

Operating income	$40	$197	$145	$116	$123	207%
Operating margin — % of WW net sales	1.7%	4.9%	4.8%	4.0%	3.8%	N/A
Operating income — TTM (1)	$357	$389	$429	$498	$581	63%
Operating margin — TTM % of WW net sales	3.7%	3.6%	3.7%	4.1%	4.4%	N/A

Net income	$19	$98	$111	$78	$80	313%
Net income per diluted share	$0.05	$0.23	$0.26	$0.19	$0.19	312%
Net income — TTM (2)	$292	$190	$249	$306	$367	26%
Net income per diluted share — TTM (2)	$0.69	$0.45	$0.59	$0.72	$0.87	27%

Segments

North America Segment:
Net sales	$1,257	$2,208	$1,622	$1,601	$1,788	42%
Net sales — Y/Y growth, excluding F/X	21%	31%	30%	38%	42%	N/A
Net sales — TTM	$5,343	$5,869	$6,244	$6,687	$7,219	35%
Gross profit	$343	$532	$439	$434	$460	34%
Gross margin — % of North America net sales	27.3%	24.1%	27.1%	27.1%	25.7%	N/A
Gross profit — TTM	$1,411	$1,525	$1,623	$1,747	$1,864	32%
Gross margin — TTM % of North America net sales	26.4%	26.0%	26.0%	26.1%	25.8%	N/A
Operating income	$22	$123	$86	$82	$79	263%
Operating margin — % of North America net sales	1.7%	5.5%	5.3%	5.1%	4.4%	N/A
Operating income — TTM (1)	$200	$230	$254	$312	$369	84%
Operating margin — TTM % of North America net sales	3.8%	3.9%	4.1%	4.7%	5.1%	N/A

International Segment:
Net sales	$1,050	$1,778	$1,393	$1,285	$1,474	40%
Net sales — Y/Y growth, excluding F/X	26%	28%	27%	26%	33%	N/A
Net sales — TTM	$4,358	$4,842	$5,203	$5,506	$5,930	36%
Net sales — TTM % of WW net sales	45%	45%	45%	45%	45%	N/A
Gross profit	$206	$318	$280	$267	$302	47%
Gross margin — % of International net sales	19.6%	17.9%	20.1%	20.8%	20.5%	N/A
Gross profit — TTM	$862	$931	$1,005	$1,072	$1,168	36%
Gross margin — TTM % of International net sales	19.8%	19.2%	19.3%	19.5%	19.7%	N/A
Operating income	$50	$106	$93	$83	$98	94%
Operating margin — % of International net sales	4.8%	6.0%	6.7%	6.4%	6.6%	N/A
Operating income — TTM	$256	$270	$306	$333	$380	48%
Operating margin — TTM % of International net sales	5.9%	5.6%	5.9%	6.0%	6.4%	N/A

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except inventory turnover, accounts payable days, and employee data)

(unaudited)

	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Y/Y % Change
Segments (continued)

Consolidated Segments:
Operating expenses	$477	$621	$540	$536	$585	23%
Operating expenses — TTM	$1,816	$1,956	$2,068	$2,175	$2,283	26%
Operating income	$72	$229	$179	$165	$177	145%
Operating margin — % of consolidated sales	3.1%	5.7%	6.0%	5.7%	5.4%	N/A
Operating income — TTM (1)	$457	$500	$560	$645	$749	64%
Operating margin — TTM % of consolidated net sales	4.7%	4.7%	4.9%	5.3%	5.7%	N/A

Supplemental North America Segment Net Sales:
Media	$785	$1,251	$990	$923	$1,081	38%
Media — Y/Y growth, excluding F/X	14%	21%	21%	26%	37%	N/A
Media — TTM	$3,361	$3,582	$3,757	$3,949	$4,245	26%
Electronics and other general merchandise	$409	$876	$564	$606	$631	54%
Electronics and other general merchandise — Y/Y growth, excluding F/X	35%	51%	51%	66%	54%	N/A
Electronics and other general merchandise — TTM	$1,727	$2,024	$2,214	$2,456	$2,678	55%
Electronics and other general merchandise — TTM % of North America net sales	32%	34%	35%	37%	37%	N/A
Other	$63	$81	$68	$72	$76	22%
Other — TTM	$255	$263	$273	$282	$296	16%

Supplemental International Segment Net Sales:
Media	$757	$1,247	$1,000	$910	$1,010	33%
Media — Y/Y growth, excluding F/X	19%	21%	24%	23%	27%	N/A
Media — TTM	$3,205	$3,485	$3,722	$3,914	$4,167	30%
Electronics and other general merchandise	$290	$523	$383	$364	$448	54%
Electronics and other general merchandise — Y/Y growth, excluding F/X	51%	50%	34%	34%	45%	N/A
Electronics and other general merchandise — TTM	$1,136	$1,337	$1,455	$1,560	$1,717	51%
Electronics and other general merchandise — TTM % of International net sales	26%	28%	28%	28%	29%	N/A
Other	$3	$8	$10	$11	$16	410%
Other — TTM	$17	$20	$26	$33	$46	172%

Supplemental Worldwide Net Sales:
Media	$1,542	$2,498	$1,990	$1,833	$2,091	36%
Media — Y/Y growth, excluding F/X	17%	21%	23%	25%	32%	NA
Media — TTM	$6,566	$7,067	$7,479	$7,863	$8,412	28%
Electronics and other general merchandise	$699	$1,399	$947	$970	$1,079	54%
Electronics and other general merchandise — Y/Y growth, excluding F/X	41%	51%	44%	53%	51%	N/A
Electronics and other general merchandise — TTM	$2,863	$3,361	$3,669	$4,015	$4,395	53%
Electronics and other general merchandise — TTM % of WW net sales	30%	31%	32%	33%	33%	N/A
Other	$66	$89	$78	$83	$92	41%
Other — TTM	$272	$283	$299	$315	$342	26%

Balance Sheet

Cash and marketable securities	$1,219	$2,019	$1,420	$1,665	$1,909	56%

Inventory, net — ending	$736	$877	$754	$735	$970	32%
Inventory — average inventory % of TTM net sales	5.8%	6.0%	6.0%	5.9%	6.2%	N/A
Inventory turnover, average — TTM	13.2	12.7	12.9	12.9	12.4	(6)%

Fixed assets, net	$449	$457	$442	$443	$491	9%

Accounts payable days — ending	63	53	47	54	62	(2)%

Other

Employees (full-time and part-time; excludes contractors & temporary personnel)	13,300	13,900	14,000	14,400	15,800	18%

Note:	The attached “Financial and Operational Summary” is an integral part of this Supplemental Financial Information and Business Metrics.
(1)	In Q2 2006, a fee dispute with Toysrus.com reduced our operating income by $20 million.
(2)	Q4 2005 net income includes a tax benefit of $90 million related to determining that certain of our deferred tax assets are realizable.

Amazon.com, Inc.

Financial and Operational Summary

(Unaudited)

Quarterly Results of Operations (comparisons are with the equivalent period of the prior year, unless otherwise stated)

Net Sales

•	Generally, revenue is recorded gross for sales of our own inventory and net for sales by third parties.

•

Amounts paid in advance for subscription services, including amounts received for Amazon Prime, online DVD rentals, and other membership programs, are deferred and recognized as revenue over the subscription term.

•	Shipping revenue was $171 million, up 45% from $118 million.

Cost of Sales

•

Cost of sales consists of the purchase price of consumer products sold by us, inbound and outbound shipping charges, packaging supplies, amortization of our DVD rental library and costs incurred in operating and staffing our fulfillment and customer service centers on behalf of other businesses.

•	Payment processing and related transaction costs, including those associated with our third-party seller transactions, are classified in “Fulfillment” on our consolidated statements of operations.

•	Outbound shipping costs totaled $260 million, up 43% from $182 million. Net shipping cost was $89 million or 2.7% of net sales, up 39% from a net shipping cost of $64 million or 2.8% of net sales.

•	We offer free shipping and subscriptions to Amazon Prime, which result in a net cost to us in delivery of products.

Operating Expenses

•	Depreciation expense for fixed assets, including amortization of internal-use software and website development, was $65 million, up from $62 million.

•

Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets (generally two years or less for assets such as internal-use software and our DVD rental library, two or three years for our technology infrastructure, five years for furniture and fixtures, and ten years for heavy equipment).

•

We utilize the accelerated method, rather than a straight-line method, for recognizing stock-based compensation expense. Under this method, over 50% of the compensation cost would be expensed in the first year of a four-year vesting term.

•	Stock-based compensation was $51 million, compared to $30 million.

•	Operating expenses with and without stock-based compensation are as follows:

	Three Months Ended September 30, 2007			Three Months Ended September 30, 2006
	As Reported	Stock-Based Compensation	Net	As Reported	Stock-Based Compensation	Net
Operating Expenses:
Fulfillment	$296	$(11)	$285	$217	$(8)	$209
Marketing	74	(2)	72	64	(1)	63
Technology and content	209	(28)	181	172	(16)	156
General and administrative	57	(10)	47	54	(5)	49
Other operating expense	3	—	3	2	—	2

Total operating expenses	$639	$(51)	$588	$509	$(30)	$479

Year-over-year Percentage Growth:
Fulfillment	37%		37%	27%		26%
Marketing	16		15	45		49
Technology and content	22		16	42		45
General and administrative	4		(4)	69		87

Percent of Net Sales:
Fulfillment	9.1%		8.7%	9.4%		9.1%
Marketing	2.3		2.2	2.8		2.7
Technology and content	6.4		5.6	7.4		6.8
General and administrative	1.7		1.4	2.4		2.1

Fulfillment

•	Certain of our fulfillment-related costs that are incurred on behalf of other businesses are classified as cost of sales rather than fulfillment.

•

The increase in fulfillment costs in absolute dollars relates to variable costs corresponding with sales volume and inventory levels; our mix of product sales; payment processing and related transaction costs, including mix of payment methods and costs from our guarantee from certain third-party seller transactions; and costs from expanding fulfillment capacity.

•

Additionally, because payment processing costs associated with third-party seller transactions are based on the gross purchase price of underlying transactions, and payment processing and related transaction costs are higher as a percentage of revenue versus our retail sales, our third-party sales have higher fulfillment costs as a percentage of net sales.

•

We expanded our fulfillment capacity during the nine months ended September 30, 2007 and throughout 2006 through gains in efficiencies as well as increases in leased warehouse space. This expansion is designed to accommodate greater selection and in-stock inventory levels and meet anticipated shipment volumes from sales of our own products as well as sales by third parties for which we provide the fulfillment.

Technology and Content

•

Technology and content expenses consist principally of payroll and related expenses for employees involved in application development, category expansion, editorial content, buying, merchandising selection, and systems support, as well as costs associated with the systems and technology infrastructure.

•

We continue to invest in several areas of technology and content, including seller platforms, web services, and digital initiatives, as well as expansion of new and existing product categories. We are also investing in technology infrastructure so that we can continue to enhance the customer experience and improve our process efficiency. The growth rate of our technology and content spending decreased in Q3 2007 and the nine months ended

September 30, 2007, compared to the comparable prior period. We intend to continue investing in areas of technology and content as we continue to add employees to our staff and add technology infrastructure.

•

Certain costs relating to development of internal-use software, including development of software to upgrade and enhance our websites and processes supporting our business, are capitalized and depreciated over two years.

	Q3 2007	Q3 2006
	(in millions)
Capitalized costs of internal-use software and website development	$35	$34
Amortization of previously capitalized amounts	(30)	(23)

Net capitalization	$5	$11

Stockholders’ Equity and Stock-Based Awards

•	We granted restricted stock unit awards of 0.4 million shares in Q3 2007 with a per share weighted average fair value of $84.06.

•

As of September 30, 2007, there were 20.2 million shares underlying outstanding stock awards, consisting of 17.7 million shares underlying restricted stock units and 2.5 million shares underlying stock options with a $18.29 weighted-average exercise price.

•

As of September 30, 2007 and 2006, outstanding common shares plus shares underlying outstanding stock-based awards were 435 million. This total includes all stock-based awards outstanding, without regard for estimated forfeitures, consisting of vested and unvested awards and in-the-money and out-of-the-money stock options.

•	The increase in stock-based compensation is primarily attributable to an increase in total stock compensation value granted to our employees.

•

In August 2006, our Board of Directors authorized a 24-month program to repurchase up to an aggregate of $500 million of our common stock, from which we repurchased 8.2 million shares for $252 million in 2006 and 6.3 million shares for $248 million in Q1 2007.

•	In April 2007, our Board of Directors authorized a new 24-month program to repurchase up to an aggregate of $500 million of our common stock.

Other Expense, net

•	Other expense, net consists primarily of gains or losses on marketable securities, foreign-currency transaction gains and losses, and other miscellaneous gains and losses.

•

Foreign-currency transaction gains (losses) primarily relate to the interest payable on our 6.875% PEACS, as well as foreign-currency gains and losses on cross-currency investments. Since interest payments on our 6.875% PEACS are settled in Euros, the balance of interest payable is subject to gains or losses resulting from changes in exchange rates between the U.S. Dollar and Euro between reporting dates and payment.

•	The remeasurement of our 6.875% PEACS and intercompany balances can result in significant gains and losses associated with the effect of movements in currency exchange rates.

Income Taxes

•

Our tax provision for interim periods is determined using an estimate of our annual effective tax rate. Each quarter we update our estimate of the annual effective tax rate, and if our estimated tax rate changes we make a cumulative adjustment. There is a potential for significant volatility of our 2007 effective tax rate due to several factors, including from variability in accurately predicting our taxable income and the taxable jurisdictions to which it relates. The 2007 effective annual tax rate is estimated to be lower than the 35% statutory rate, primarily due to anticipated earnings of our subsidiaries outside of the U.S. in jurisdictions where our effective tax rate is lower than in the U.S.

•

The effective tax rate in 2006 was higher than the 35% statutory rate resulting from establishing our European headquarters in Luxembourg, which we expect will benefit our effective tax rate over time. Associated with the establishment of our European headquarters, we transferred certain of our operating assets in 2005 and 2006 from the U.S. to international locations.

•

We file U.S. federal income tax returns as well as income tax returns in various states and foreign jurisdictions. We are under examination, or may be subject to examination, by the Internal Revenue Service (“IRS”) for calendar years 2004 through 2006. Additionally, any net operating losses that were generated in prior years and utilized in these years may also be subject to examination by the IRS. We are under examination, or may be subject to examination, in the following major jurisdictions for the years specified: Pennsylvania for 2002 through 2006, Kentucky for 2003 through 2006, Delaware for 2004 through 2006, France for 2003 through 2006, Germany for 1998 through 2006, Luxembourg for 2003 through 2006, and the United Kingdom for 1999 through 2006. In addition, in February 2007, Japanese tax authorities assessed income tax, including penalties and interest, of approximately $90 million against one of our U.S. subsidiaries for the years 2003 through 2005. We believe that these claims are without merit and are disputing the assessment. Further proceedings on the assessment will be stayed during negotiations between U.S. and Japanese authorities over the double taxation issues the assessment raises, and we have provided bank guarantees to suspend enforcement of the assessment. We also may be subject to income tax examination by Japanese tax authorities for 2006.

•	We have U.S. federal net operating losses that are classified as deferred tax assets and are being utilized to reduce our taxes payable to nominal levels.

Foreign Exchange

•	The effect on our consolidated statements of operations from year-over-year changes in exchange rates versus the U.S. Dollar throughout the period is as follows (in millions except per share data):

	Three Months Ended September 30,
	2007			2006
	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported
Net sales	$3,187	$75	$3,262	$2,287	$20	$2,307
Gross profit	747	15	762	545	4	549
Operating expenses	628	11	639	506	3	509
Income from operations	118	5	123	39	1	40
Net interest expense (income) and other (3)	(3)	—	(3)	3	—	3
Remeasurements and other income (expense) (4)	(1)	(1)	(2)	2	(1)	1
Net income	78	2	80	19	—	19
Diluted earnings per share	$0.18	$0.01	$0.19	$0.05	$—	$0.05

(1)	Represents the outcome that would have resulted had currency exchange rates in the current period been the same as those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.
(2)	Represents the increase or decrease in reported amounts resulting from changes in exchange rates from those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.
(3)	Includes foreign-currency gains and losses on cross-currency investments.
(4)	Includes foreign-currency gains and losses on remeasurement of 6.875% PEACS and intercompany balances.

Earnings per Share

•

Basic earnings per share is calculated using our weighted-average outstanding common shares. Diluted earnings per share is calculated using our weighted-average outstanding common shares including the dilutive effect of stock awards as calculated under the treasury stock method.

•	Our convertible debt instruments are excluded from the calculation of diluted earnings per share as their effect under the if-converted method is anti-dilutive.

Cash Flows and Balance Sheet

•

Tax benefits resulting from stock-based compensation deductions in excess of amounts reported for financial reporting purposes were $34 million in Q3 2007 and $157 million for the trailing twelve months ended September 30, 2007, compared to $9 million in Q3 2006 and $43 million for the trailing twelve months ended September 30, 2006.

•

Our cash, cash equivalents and marketable securities of $1.91 billion, at fair value, primarily consist of cash, investment grade securities and AAA-rated money market mutual funds. Included are amounts held in foreign currencies of $585 million, primarily in Euros, British Pounds and Japanese Yen.

•

Other assets include, among other things, $179 million of marketable securities restricted for longer than one year, $35 million of intangible assets, net, $19 million of certain equity investments, and $5 million of deferred issuance costs on long-term debt. Marketable securities restricted for longer than one year relate to amounts pledged or otherwise restricted as collateral for standby letters of credit, guarantees, debt, and real estate leases.

•

Accrued expenses and other current liabilities include, among other things, liabilities for gift certificates of $178 million, professional fees, marketing activities, workforce costs – including accrued payroll, vacation and other benefits—and unearned revenue of $86 million, which is recorded when payments are received in advance of performing our service obligations and is recognized over the service period. Non-current unearned revenue was $15 million.

Our long-term debt is summarized as follows:

September 30, 2007
(in millions)
4.75% Convertible Subordinated Notes due February 2009 (1)	$899
6.875% PEACS due February 2010 (2)	342
Other long-term debt	32

1,273
Less current portion of long-term debt	—

$1,273

(1)	The 4.75% Convertible Subordinated Notes are convertible into our common stock at the holders’ option at a conversion price of $78.0275 per share. Total common stock issuable upon conversion of our outstanding 4.75% Convertible Subordinated Notes is 11.5 million shares, which is excluded from our calculation of earnings per share as its effect is anti-dilutive. We have the right to redeem the 4.75% Convertible Subordinated Notes, in whole or in part, by paying the principal and a redemption premium, plus any accrued and unpaid interest. At September 30, 2007, the redemption premium, which decreases by 47.5 basis points on February 1 of each year until maturity, was 0.95%.
(2)	The 6.875% Premium Adjustable Convertible Securities (“6.875% PEACS”) are convertible into our common stock at the holders’ option at a conversion price of €84.883 per share ($121.11 per share, based on the exchange rate as of September 30, 2007). Total common stock issuable upon conversion of our outstanding 6.875% PEACS is 2.8 million shares, which is excluded from our calculation of earnings per share as its effect is anti-dilutive. The U.S. Dollar equivalent principal, interest, and conversion price fluctuate based on the Euro/U.S. Dollar exchange ratio. We have the right to redeem the 6.875% PEACS, in whole or in part, by paying the principal plus any accrued and unpaid interest.

•	Other long-term liabilities include tax contingencies, long-term capital lease obligations, and other long-term obligations.

•

We acquired certain companies during the nine months ended September 30, 2007, for an aggregate purchase price of $33 million, including cash payments of $24 million and future cash payments of $9 million. We also made principal payments of $13 million on acquired debt in connection with one of these acquisitions. Additional consideration for these acquisitions is contingent upon continued employment. This amount is expensed as compensation over the employment period and not included in the purchase price. Acquired intangibles totaled $24 million and have estimated useful lives of between two and ten years. The excess of purchase price over the fair value of the net assets acquired was $20 million and is classified as “Goodwill” on our consolidated balance sheets. The purchase price allocation for each acquisition is preliminary and subject to revision, and any change to the fair value of net assets acquired will lead to a corresponding change to the purchase price allocable to goodwill. The results of operations of the acquired companies have been included in our consolidated results from each closing date forward. The effect of these acquisitions on consolidated net sales and operating income for the nine months ended September 30, 2007, was not significant.

Certain Definitions and Other

•

We present segment information for North America and International. We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes stock-based compensation and other operating expense, each of which is not allocated to segment results. Other centrally incurred operating costs are fully allocated to segment results. Our operating results, particularly for the International segment, are affected by movements in foreign exchange rates.

•

The North America segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through North America-focused websites such as www.amazon.com, www.shopbop.com, www.endless.com and www.amazon.ca; from our Amazon Prime membership program; and from non-retail activities such as North America-focused Amazon Enterprise Solutions program, and marketing and promotional agreements. This segment includes export sales from www.amazon.com and www.amazon.ca.

•

The International segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through internationally focused websites such as www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and Joyo Amazon websites at www.joyo.cn and www.amazon.cn; from our Amazon Prime membership program; from our International DVD rental service; and from non-retail activities such as internationally focused marketing and promotional agreements. This segment includes export sales from these internationally based sites (including export sales from these sites to customers in the U.S. and Canada) but excludes export sales from www.amazon.com and www.amazon.ca.

•

We provide supplemental sales information within each segment for three categories: Media, Electronics and other general merchandise, and Other. Media consists of amounts earned from DVD rentals and retail sales from all sellers of books, music, DVD/video, magazine subscriptions, software, video games and video-game consoles. Electronics and other general merchandise consists of amounts earned from retail sales from all sellers of items not included in Media, such as electronics and office, camera and photo, toys and baby, tools, home and garden, apparel, shoes, sports and outdoors, kitchen and housewares, gourmet food, grocery, jewelry and watches, health and personal care and beauty. The Other category consists of non-retail activities, such as the Amazon Enterprise Solutions program, Amazon Web Services and miscellaneous marketing and promotional activities, such as our co-branded credit card programs.

•

Operating cash flow is net cash provided by (used in) operating activities, including cash outflows for interest and excluding proceeds from the exercise of stock-based employee awards. Free cash flow is operating cash flow less cash outflows for purchases of fixed assets, including internal-use software and website development.

•

Operating cycle is number of days of sales in inventory plus number of days of sales in accounts receivable minus accounts payable days. Accounts payable days are calculated as the quotient of accounts payable to cost of sales, multiplied by the number of days in the period. Inventory turns are calculated as the quotient of annualized cost of sales to average inventory over five quarter ends.

•	Return on invested capital is trailing-twelve-month free cash flow divided by average total assets less current liabilities over five quarter ends.

•

References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from certain third-party sellers on our websites. Customer accounts include customers of Amazon Marketplace, and our Merchants@ and Syndicated Stores programs, but exclude certain customers, including DVD rental customers, customers associated with certain of our acquisitions (including Joyo Amazon customers), Amazon Enterprise Solutions program customers, Amazon.com Payments customers and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.

•

References to sellers or merchants mean active seller accounts, which are established when a seller receives an order from a customer account. Seller accounts include sellers in Amazon Marketplace, and Merchants@ platforms, but exclude Amazon Enterprise Solutions sellers. Sellers are considered active when they have received an order during the preceding twelve-month period.

•	References to registered developers mean cumulative registered developer accounts, which are established when potential developers enroll with Amazon Web Services and receive a developer access key.

•

References to units mean units sold (net of returns and cancellations) by us and by third-party sellers at Amazon.com domains worldwide – such as www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr and www.amazon.ca – and at Syndicated Stores domains, as well as Amazon.com-owned items sold through catalogs and at non-Amazon.com domains, such as books, music and DVD/video items ordered from Amazon.com’s store at www.target.com. Units sold do not include Joyo Amazon units, Amazon.com gift certificates or DVD rentals.

Contacts:

Amazon.com Investor Relations	Amazon.com Public Relations
Kim Nelson, 206/266-2171, ir@amazon.com	Patty Smith, 206/266-7180
www.amazon.com/ir